CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Brown Advisory Funds with respect to the Winslow Green Growth Fund, a series of shares of Professionally Managed Portfolios, and to the use of our report dated February 27, 2012 on the financial statements and financial highlights included in the 2011 Annual Report.   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference on Form N-14.

 /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 20, 2012